Exhibit 5.1

September 27, 2024

Kairos Pharma, Ltd.

2355 Westwood Blvd., #139

Los Angeles CA 90064

(310) 948-2356

Ladies and Gentlemen:

We are acting as counsel for Kairos Pharma, Ltd., a Delaware corporation (the “Company”), in connection with preparation and filing by the Company of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to 1,650,000 shares of common stock, par value $0.001 per share, of the Company (the “Shares”) issuable pursuant to the Kairos Pharma, Ltd. 2023 Equity Incentive Plan (the “Plan”). In connection with the foregoing, we have reviewed originals or copies identified to our satisfaction of the following documents:

1.	The Registration Statement;

2.	The Company’s certificate of incorporation, as amended to date;

3.	The Company’s Bylaws, as amended to date; and

4.	Originals or copies of such other corporate records and other documents as we have deemed necessary as a basis for the opinions expressed below.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

Our opinion set forth below is based on the text of the Plan as referenced in the Exhibit Index to the Registration Statement. Our opinion expressed below is limited to the General Corporation Law of the State of Delaware, and we do not express any opinion herein concerning any other law.

Based upon and subject to the foregoing and having regard for such legal considerations as we have deemed relevant, we are of the opinion that authorized but not previously issued Shares that may be delivered under the Plan have been duly authorized by the Company and, when (a) issued and delivered by the Company in accordance with the terms of the Plan and (b) paid for in full in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

This opinion speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinions expressed herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

This opinion is rendered to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose without our prior written consent.

MJP:AE

Very truly yours,

/s/ Dorsey & Whitney LLP
Dorsey & Whitney LLP

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